Exhibit 23.1

CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-43558, 333-65342 and 333-99893) pertaining to the Intuitive Surgical 2000 Equity Incentive Plan, 2000 Non-Employee Directors’ Stock Option Plan and 2000 Employee Stock Purchase Plan, and Form S-3 (Nos. 333-108713, 333-110229 and 333-110972) of our report dated February 5, 2004, with respect to the consolidated financial statements and schedule of Intuitive Surgical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    Ernst & Young

Palo Alto, California

March 10, 2004